EXHIBIT 10.1


                             MEMORANDUM OF AGREEMENT

Agreement, dated this 9th day of February, 2004 between iviGENE CORPORATION, of Alachua, Florida and ORAGENICS, INC., of Alachua, Florida.

I. iviGene possesses certain technologies and certain target molecules identified with its technology.

II. iviGene has received a grant from the National Institutes of Health and has additional grant applications pending.

III. Oragenics is interested in securing an exclusive license of the iviGene technologies for specific fields and an assignment of iviGene's rights to the NIH grant award and grant pending applications.

Therefore, the parties have agreed as follows:

1. iviGene hereby grants to Oragenics an exclusive worldwide license to use, practice, develop, sublicense and use in any manner the technologies owned by iviGene, including rights under patent applications filed by iviGene, and know-how possessed by iviGene. The fields of use under this license include the diagnosis, prevention, treatment or cure of tuberculosis and cancer; and all non-human applications of the technology, including plants, animals and industrial uses. The term of the license will be the later of the last-to-expire patent covering the iviGene technologies or fifteen years from the date of this agreement.

2. iviGene hereby assigns its rights to the grant award from the National Institutes of Health to Oragenics and rights to other grant applications and agrees to execute all required documents necessary to effect such assignments.

3. iviGene hereby transfers possession of its equipment as described in Exhibit B to Oragenics for use by Oragenics during the term of the license. Oragenics agrees to maintain the equipment in good repair and to return all equipment to


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iviGene in working order upon termination of the license term or when sooner requested by iviGene at any time after March 1, 2006.

4. Oragenics agrees to pursue development of the licensed technologies toward commercialization with reasonable diligence. In the event Oragenics abandons such development of the technologies and fails to resume its diligent effort within thirty days of notice from iviGene, its license rights shall immediately become non-exclusive, allowing iviGene to use the technology itself or to license the technology, patents and know-how to others on a non-exclusive basis. A commitment of two full-time staff people equivalents or an annual expenditure of $100,000 in 2004 and $200,000 in each year thereafter shall be conclusive evidence of diligence on the part of Oragenics.

5. Oragenics agrees to hold informal quarterly meetings with representatives of iviGene to discuss the progress made in development of the technology and products.

6. Upon execution of the formal License Agreement or March 1, 2004, whichever occurs first, Oragenics agrees to assume all patent-related expenses for the licensed technologies and to assume monthly rent payments incurred after such date. When iviGene enters into another licensing arrangement or other business arrangement, Oragenics shall be obligated to pay no more than 50% of patent costs, effective from the date of such agreement.

7. Oragenics agrees to pay to iviGene the following royalties on net revenues. Net revenues shall include sub-license fees, milestone payments and royalties received from third parties for products developed by use of or incorporating any of the licensed technologies. Funding received by Oragenics that is specified for research and development use shall be excluded from net revenues. Net revenues shall also not include revenues received by Oragenics that are required to be paid to third parties for other enabling licenses.

         a. 15% of net revenues received from sales or licensing of products based upon Mycobacterium tuberculosis targets already identified by iviGene, as defined in Exhibit A.

         b. 8% of net revenues received from all other sales or licensing or products based upon or incorporating the licensed technologies.


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8. Oragenics agrees to use its reasonable best efforts to enter into academic collaborations for use of the licensed technologies with collaborators identified by representatives of iviGene.

The parties agree that this Memorandum of Understanding shall be binding on the parties. The terms of this Memorandum shall be incorporated into a formal Licensing Agreement.

iviGene Corporation                            Oragenics, Inc.

by /s/ Ann Progulske-Fox                       by /s/ Mento A. Soponis
   --------------------------                     ------------------------
   Authorized Director                            its President



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                               IVIGENE - ORAGENICS
                             MEMORANDUM OF AGREEMENT

                                   SCHEDULE A



Re:   Section 7a. The pseudomonas targets identified, screened and sequenced by
iviGene and provided to Oragenics.


Re:   Section 7b. The M tuberculosis targets identified, screened and sequenced by iviGene and provided to Oragenics.



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                                                                       Exhibit B

                               iviGene Corporation
                             List of Equipment Owned
                                  February 2004


PURCHASE
  DATE       DESCRIPTION                       COST     ACCUM DEPR    BOOK VALUE

05/01/01     Pip                             530.73         471.76         58.97
03/14/01     Variab                          540.00         510.00         30.00
10/24/01                                     582.37         436.78        145.59
02/12/01     Lab Equi                        673.10         654.40         18.70
02/09/01     Economy                         773.34         751.86         21.48
03/12/01     Economy                         799.24         754.84         44.40
07/16/01     Bior                            930.00         775.00        155.00
11/06/01     Fisher                        1,023.96         739.53        284.43
03/12/01     R-1                           1,626.76       1,536.38         90.38
12/10/01     Icycler                       1,766.70       1,226.88        539.83
08/13/01     Icycler                       2,300.00       1,852.78        447.22
02/15/01     Refrid                        2,987.26       2,904.28         82.98
05/14/01     Icycler                       3,650.00       3,244.44        405.56
02/14/01     MDL                           4,495.50       4,370.63        124.88
12/20/01     98                            5,340.14       3,708.43      1,631.71
02/14/01     Microplate                    7,174.97       6,975.67        199.30
10/25/01     ATR                           7,560.00       5,670.00      1,890.00
03/13/01     Icycler                       7,666.75       7,240.82        425.93
03/22/01     Icycler                       7,836.64       7,401.27        435.37
02/13/01     Hydro                         9,059.24       8,807.59        251.65
02/13/01     French                       10,900.00      10,597.22        302.78
02/11/02     Titanium taq DNA poly         1,050.00         670.83        379.17
03/11/02     Agarose MB Prep                 551.20         336.84        214.36
04/18/03     Nuaire Freezer/CO2 backup       371.73          82.61        289.12
03/23/00     HP Laser Jet                    629.78         629.78          0.00
03/23/00     Cordless Phone                  349.77         349.77          0.00
04/07/00     2 UPS Backups                   115.00         115.00          0.00
02/02/01     Intel P111                    1,721.44       1,673.62         47.82
02/02/01     Intel P111                    1,700.24       1,653.01         47.23
03/12/01     Computer eq                     145.00         136.94          8.06
06/07/01     Laptop/ Modem                 3,022.06       2,602.33        419.73

                                       -----------------------------------------
                                          87,872.92      78,881.30      8,991.63



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